Exhibit 99.1

Guerrilla RF Reports New $1M PTMP Wireless Infrastructure Purchase Order

GREENSBORO, NC—January  9, 2024—Guerrilla RF, Inc. (OTCQX: GUER), a leading provider of state-of-the-art radio frequency and microwave semiconductors, today announced an initial purchase order (PO) of $1.0 million for a new point-to-multipoint (PTMP) wireless infrastructure design win associated with its popular GRF2013 gain block. Delivery is scheduled for early second quarter 2024. Management estimates the upper end of the design win to offer a $3.5 million opportunity for calendar year 2024, of which the Company has only included $1.0 million in released projections. This is a new production ramp and adds to existing sales.

“The GRF2013 has proven to be one of our most popular high-performance amplifiers for a multitude of applications,” says Ryan Pratt, Guerrilla RF founder and chief executive officer. “In this instance, our signature gain block is being used within an access point for a new high-capacity 6 GHz PTMP network. This initial PO for the point-to-multipoint market is significant since it represents our first design win for an infrastructure-grade system utilizing the new WiFi 6E standard. The 6E protocol promises to yield sizable gains in subscriber capacity and network scalability for PTMP fixed wireless networks utilizing the expanded 160 MHz channels in the new, low-noise 6 GHz band.”

Operating over a frequency range of 0.05 to 8GHz, the GRF2013 is just one of 25+ gain blocks included within the company’s extensive portfolio of semiconductor offerings. Each of these gain block variants has been tailored to accentuate specific combinations of gain, noise, linearity and compression performance over select frequency bands of operation. As with all components found within the Company’s portfolio, these gain blocks target wireless infrastructure applications demanding the highest level of performance.

Corporate Highlights:

●	November 2023 shipments 259.7 percent higher than same period 2022, representing highest monthly deliveries by the Company.

●	Management confirms full year 2023 revenue guidance of between $14.7 and 15.2 million, a minimum growth rate of 26.7 percent for the year.

●	Management expects full year 2024 revenue to be between $21.0 and $26.0 million.

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Continued focus on expense reduction is expected to allow the Company to achieve operational cash flow breakeven by mid-2024, i.e. excluding interest expense, and other non-operating and non-recurring expenses.

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Recently announced first production purchase order (PO) and shipment to the satellite communications market (SATCOM) with PO from a tier 1 SATCOM company. The initial PO was for $360,000, the majority of which was expected to be shipped by year end 2023. The Company expects SATCOM 2024 revenues to exceed $1.0 million and the total market opportunity to exceed $560 million.

●	ISO 9001 audit successfully completed, with certification renewed.

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance state-of-the-art radiofrequency (RF) and microwave communication solutions for wireless OEMs in multiple high-growth market segments, which include network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. To date, the Company has shipped over 175 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF recently made the top "Inc. 500" list for the second year in a row. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the company's control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company's filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Sam Funchess, VP of Corporate Development

ir@guerrilla-rf.com

+1 336 510 7840